THIS LOI is dated as of the 30th day of December, 2009.

BETWEEN:

ICP SOLAR TECHNOLOGIES INC.
a corporation duly formed under the laws of the State of Nevada with its principal office at: 7075 Place Robert-Joncas, Montreal, Quebec, Canada H4M2Z2

(hereinafter referred to as “ICP")

On the First part

AND:

EPOD SOLAR INC.
a corporation duly formed under the laws of the Province of British Columbia with its principal office in #5 – 215 Neave Road Kelowna, British Columbia, Canada V1V 2L9

(hereinafter referred to as "EPOD”)

On the Second part

(Hereinafter individually referred to as the “Party” and collectively referred to as the ”Parties”)

This LOI (“LOI”) is entered into by and between ICP and EPOD (and/or one or more of its subsidiaries, hereinafter collectively referred to as “EPOD”) and sets out the basis for a proposed material transaction or series of related transactions (collectively, the “Transaction”), under the following terms and conditions:

1.

Transaction. The Transaction steps and structure will be determined by the Parties, and may involve one or more related transactions, including private placements, mergers, share exchanges, asset purchases, stock purchases, and other actions, which is intended to result in the combination of the businesses of EPOD and ICP.

1.1

Subject to the terms and conditions set forth herein, the Parties agree to enter into good faith negotiations to prepare definitive agreements (the “Agreements”) reflecting the terms of the Transaction set forth in this LOI, including (i) customary representations, warranties and covenants, (ii) customary conditions to closing.

1.2

The Transaction steps and structure shall be subject to the approval of the Parties’ respective boards. The consummation of the Transaction will be subject to and contingent upon making or obtaining all necessary third-party filings and approvals (including board approvals and any required approval by the holders of ICP’s common stock).

1.3

In addition, the execution and delivery of the Agreements and consummation of the Transaction by the Parties will be subject to the condition, among others, that each Party is, on the basis of its due diligence investigation and otherwise, satisfied, in its sole and absolute discretion, that such execution or delivery or consummation is not likely to have a material adverse effect, directly or indirectly, on such Party’s business, assets, operations or prospects.

1.4

The Parties covenant to use their reasonable best efforts to make and obtain all necessary third-party filings and approvals in connection with the Transaction, including any and all required board of director and shareholder approvals pertaining to the Transaction.

1.5

The Parties agree that each Party shall be responsible for and pay for its own expenses including but not limited to legal and accounting fees, regardless of whether or not the contemplated transaction is consummated.

2.

Termination. The term of this LOI (the “Term”) will commence on the date of the signing of this LOI and will continue until the earliest of (a) the effective date of execution and delivery of the Agreements by the Parties, (b) 90 days following the date of the signing of the this LOI (the earliest such date is herein referred to as the “Termination Date”).

2.1

This LOI, and each and all of the rights and obligations of the Parties under this LOI, will (except as hereinafter provided) terminate effective upon the Termination Date. From and after the Termination Date, no Party will have any obligation to the other Party whatsoever pursuant to this LOI, except that in any event, the Parties will remain bound by the provisions of Sections 6 and 7.

3.

Exclusive Negotiations. The Parties agree that, during the Term, neither ICP nor EPOD nor any of their respective Representatives (as defined in Section 4 below) will, directly or indirectly enter into any agreements, understandings or negotiations with, or solicit, initiate or encourage any inquiries, proposals or offers from, any third party relating to:

(i)	any acquisition or purchase of any assets of EPOD (other than sales of inventory, or immaterial portions of assets, in each case in the ordinary course),

(ii)	any merger, consolidation or business combination involving ICP or any of its subsidiaries or involving EPOD; or

(iii)	with respect to any effort or attempt by any third party to do or to seek any of the types of transactions referred to in (i) above, including:

(a)	participate in any discussions or negotiations;

(b)	furnish to any third party any data or information with respect to ICP or any of its subsidiaries or EPOD; or

(c)	otherwise cooperate in any way with, assist or participate in or facilitate or encourage any such effort.

3.1

During the Term, each of ICP and EPOD undertakes not to enter into any agreement or arrangement that does, or that reasonably foreseeably might, have an adverse effect on its ability to enter into and perform the Transaction.

4.

Confidentiality. Each Party will hold in strict confidence and not disclose to third parties any data and information obtained from the other Party except that such Party may disclose such data and information to its employees, officers, directors, advisors, legal counsel, accountants, agents and representatives, as well as any sources of financing it may consider in connection with the Transaction (collectively, “Representatives”). If the Transaction is not consummated, each Party will, at the other Party’s option, either return all such data and information furnished to it to the other Party, or destroy all copies of such data and information in its possession (and cause its Representatives to do the same).

4.1

Except as and to the extent required by law or applicable stock exchange rule, without the written consent of the other Party, neither Party will, and each will direct its respective Representatives not to, directly or indirectly, make any public comment, statement or other communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, the Transaction or any of the terms, conditions or other aspects of the Transaction.

5.

Governing Law. This LOI will be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any choice-of-law principles that would require the application of the law of any other jurisdiction.

6.

General Provisions This LOI constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. This LOI may not be amended or modified except by a writing signed by the Parties.

6.1

This LOI constitutes a non-binding statement of the Parties’ respective intentions with respect to the Transaction. This LOI does not, however, contain all matters upon which agreement must be reached in order for the Transaction to be consummated, and therefore does not constitute a binding commitment or agreement with respect to the Transaction itself. Any such binding commitment or agreement with respect to the Transaction will result only from the execution and delivery of the Agreements, subject to the terms and conditions expressed therein.

6.2

This LOI may be executed in any number of counterparts, each of which will be an original and all of which, when taken together, will constitute one agreement, and this LOI will become effective upon receipt of a counterpart hereof from each of the parties hereto. Delivery of an executed counterpart of a signature page of this LOI by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart of this LOI.

IN WITNESS WHEREOF the parties hereto have executed this LOI as of the day and year first above written.

ICP SOLAR TECHNOLOGIES INC.

By: /s/ Sass Peress
Sass Peress, President and CEO

EPOD SOLAR INC.

By: /s/: Michael Matvieshen
Michael Matvieshen, President and CEO